Exhibit (a)(1)(M)

To:

From:

Subject: Confirmation of Election (Declining to Participate) in the Cardinal Health, Inc. Stock Option Exchange Program

Date:

You have elected not to exchange one or more of your eligible options pursuant to the Cardinal Health, Inc. Stock Option Exchange Program, as indicated below:

Eligible Option					Exchange Ratio	New Option		Election
Grant ID	Type	Grant Date	Exercise Price	# of Shares Subject to Eligible Option		Type	# of Shares Subject to New Option
E0017804	Non-Qualified	Nov 19, 2001	$68.10	1,265	17.10	Non-Qualified	111	No
E0033639	Non-Qualified	Nov 17, 2003	$61.38	2,058	4.97	Non-Qualified	474	No
0000000007890	Non-Qualified	Aug 15, 2006	$66.34	3,772	6.45	Non-Qualified	708	No

Your election not to exchange means:

1.	Your eligible options will remain outstanding until they are exercised or cancelled or they expire by their original terms;

2.	Your eligible options will retain their current exercise price;

3.	Your eligible options will retain their current vesting schedule; and

4.	Your eligible options will retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant, except that, as explained in the Offer to Exchange, the future tax treatment of any eligible options that you hold that are incentive stock options may be affected by the Stock Option Exchange Program.

If the above is not your intent, please log in to the offer website to change your election before the offer expires. The offer is scheduled to expire at 11:59 p.m. Eastern Time on Friday, July 17, 2009. If you wish to change or withdraw your election, your new election must be received prior to the expiration of the offer. To access the offer website, use the following link: https://cardinalhealth.equitybenefits.com.

If you have questions, please telephone Stock & Option Solutions toll-free at 1-800-936-5340 (from within the United States and Canada) or at 1-614-808-1620 (from outside the United States or Canada) or email them at StockOptionExchangeProgram@cardinalhealth.com.